CAL ALTA AUTO GLASS, INC.

            2007 EMPLOYEE AND CONSULTANT'S COMPENSATION FUND AND PLAN

                                  May 10, 2007


         This 2007 Employee and Consultant's Compensation Fund and Plan (the "Plan") is hereby adopted by Cal Alta Auto Glass, Inc., a Nevada corporation (the "Corporation") pursuant to a resolution adopted by the Corporation's Board of Directors of May 10, 2007.


                                    WHEREAS:

A. The Board of Directors of Cal Alta Auto Glass, Inc., a Nevada corporation, seeks to adopt and provide for increased incentives for key employees and consultants of the Corporation.

B. The Board of Directors of Cal Alta Auto Glass, Inc., a Nevada corporation, intends to submit this Plan to the Corporation's Stockholders for their approval.


           NOW THEREFORE, THE CORPORATION ADOPTS THE PLAN AS FOLLOWS:


     1. Purpose of Plan. The purpose of the Plan is to provide key employees and consultants of the Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees and consultants with the interests of the shareholders of the Corporation and to facilitate attracting and retaining key individuals of exceptional ability.

     2. Control of the Plan. The Plan shall be controlled and subject to the supervision of the Corporation's Board of Directors (the "Committee").

     3. Participation. The Committee shall determine and designate from time to time, in its Discretion, those key employees and consultants of the Corporation or any Subsidiary who shall become Participants in the Plan.

     4. Written Agreement. Each Participant may be required to execute one or more written agreements ("Corporation-Participant Agreement") containing such provisions as may be approved by the Committee. Each such Corporation-Participant Agreement shall constitute a binding contract between the Corporation and the Participant and every Participant, upon acceptance of such Agreement, shall be bound by the terms of the Plan and such Agreement. The terms of such Corporation-Participant Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its Discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

5. Initial and Subsequent Stock to Plan. The initial allocation to the Plan shall be ten million


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 (10,000,000) shares of the Corporation's Common Stock with such allocation to be subject to any later resolutions as duly adopted and approved by the Corporation's Board of Directors and the Corporation's Common Stockholders. In the event that the number of authorized and unissued shares of the Corporation's Common Stock is, at any time, insufficient for the number of shares to be issued or awarded under this Plan to any one or more Participants, such issuance or award shall be deferred or delayed until such time as the amount of authorized and unissued shares shall be sufficient to allow said shares to be issued or awarded. The Committee shall have the right to use its sole Discretion in making all determinations under this Section 5 of this Plan.

6.       Compensation Formula and Limitations.

(a) Subject to the terms of the Plan, Compensation shall be awarded to each Participant ("Compensation Award") at such times and in such amounts as the Committee shall determine. In general, and subject to approval of the Committee, the amount of the Compensation Award shall be awarded for services rendered to the Corporation or achievement of objective performance goals using such business criteria as the Committee establishes in connection with the goals and objectives of the Corporation and the performance and services rendered by the recipient of any Compensation Award (these may include, but are not limited to, average return on equity, average return on invested capital, pre-tax income and target business mix, all as may be defined in the Plan and/or Corporation-Participant Agreements). Payments of the Compensation Award for each Participant will be computed based upon the completion of the services or the achievement of one or more of these pre-established objective performance goals.

 (b) Subject to the terms of the Plan, the Corporation shall pay to a Participant the Participant's Compensation Award as soon as reasonably practicable after appropriate determinations have been made.

(c) As a condition to participation in the Plan, each Participant shall remain in the continuous employ of the Corporation or a Subsidiary or provide consulting services to the Corporation or a Subsidiary for the Measurement Period.

(d) Notwithstanding Section 6(c) above, if a Participant's employment or consulting services with the Corporation or a Subsidiary shall be terminated at any time because of the Participant's death or Permanent Disability, the Compensation Award allocable to the Participant shall be payable to the Participant or the Participant's legal representative or representatives in the case of Permanent Disability, or to the person or persons entitled to such payment under the Participant's will in the event of the Participant's death, or if the Participant shall fail to make testamentary disposition of such compensation and shall die intestate, to the Participant's legal representative or representatives; provided, however, that the committee may in its discretion reduce all or a portion of the Compensation Award allocable to a Participant whose employment with or consulting services to the Corporation or a Subsidiary terminates because of the Participant's death or Permanent Disability during the Measurement Period. Such payment shall be made in accordance with Section 6(a) above.







7. Reduction in Responsibility. In the case of an employee, if the Participant takes another



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 position within the Corporation or a Subsidiary during the
Measurement Period, whether initiated by either the Participant, the Corporation or a Subsidiary, the Committee shall make, at its sole discretion, such additional determinations as are necessary in light of the circumstances.


 8. Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.


9. No Rights to Continued Employment. Nothing contained in the Plan nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or any consulting arrangement by the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person's employment or consulting arrangement at any time (with or without Cause).

10. Termination, Duration and Amendments of Plan. The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. The termination of the Plan shall not affect the validity of any Compensation Award outstanding on the date of termination. For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall, without the consent of the holder thereof, alter or impair any Compensation Award which shall have been previously vested under the Plan.

11. Effective Date. The Plan shall be effective as of May 10, 2007.

 12. Definitions. The following words and phrases, wherever capitalized, shall have the following respective meanings, unless the context otherwise requires:

 (a) "Board of Directors" shall mean the Board of Directors of the Corporation.

(b) "Cause" shall mean intentional or willful misconduct, gross neglect of duties, or other material acts or omissions detrimental to the best interests of the Corporation or a Subsidiary.

 (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d) "Committee" shall mean the Board of Directors of the Corporation, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; provided, however, the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Exchange Act, and (ii) Section 162(m) of the Code, and the regulations thereunder.

(e) "Corporation" shall mean Cal Alta Auto Glass, Inc., a Nevada corporation, or any successor thereof.

(f) "Corporation-Participant Agreement" shall have the meaning set forth in above.

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(g) "Discretion" shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a key employee in a manner consistent with the treatment afforded other key employees with respect to the Plan.

 (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

 (i) "Measurement Period" means the period established by the Committee, in its sole discretion, from time to time.

 (j) "Participant" shall mean any key employee based at the Corporation's office and any consultant to the Corporation's officers and directors.

(k) "Plan" shall mean this Cal Alta Auto Glass, Inc. 2007 Employee and Consultant Compensation Plan.

(l) "Stockholders" shall mean all holders of the Corporation's voting equity securities.

13. Operation and Management of the Plan. The Plan shall operate in accordance with the requirements of the law of the Corporation's domicile and all applicable state and federal securities laws as determined by the Committee in the exercise of its sole discretion. The Committee shall have the right, but not the obligation, to adopt and amend this Plan as it determines and make and determine the criteria, amount, and basis for any Compensation Award upon such terms as it deems reasonable in view of the plans and objectives of the Corporation, the services rendered by any Participant, and any other matters deemed appropriate by the Committee.


Adopted:  As adopted by the Board of Directors on May 10, 2007




Acknowledgment:            /s/ Denise Aiello

                                    Denise Aiello, Secretary



Attested: As attested by the following members of the Corporation's Board of Directors:



     Attest:      /s/  Frank Aiello

                  Frank Aiello, President & Director


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